Exhibit 7

CONTRIBUTION AGREEMENT

This Contribution Agreement dated as of April 6, 2016, is by and between H C Crown, LLC (“HCC”) and CM Merger Co. (“CMC”).

WHEREAS, each of the Managing Member of HCC and the Board of Directors of CMC has authorized this transaction;

NOW, THEREFORE, the parties agree as follows:

1. Contribution. HCC hereby makes a capital contribution to CMC consisting of 324,885,516 shares of Class A Common Stock of Crown Media Holdings, Inc. as more specifically identified on Schedule I attached hereto (the “Shares”).

2. Restrictions on Shares. CMC hereby accepts the Shares and acknowledges that the Shares will continue to be subject to that certain Stockholders Agreement dated as of June 29, 2010, by and among HCC, Hallmark Cards, Incorporated and Crown Media Holdings, Inc., (the “Stockholders Agreement”), and CMC agrees to sign a Joinder Agreement in accordance with the Stockholders Agreement.

3. Stock Power. HCC agrees to provide a Stock Power assigning the Stock to CMC or its designee, as required.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

H C CROWN, LLC

By:	/s/ Dwight C. Arn
Title:	Vice President

CM MERGER CO.

By:	/s/ Deanne R. Stedem
Title:	Vice President

SCHEDULE I

CROWN MEDIA HOLDINGS STOCK – Restricted Holdings (non-certificated)

Class CR1
Held by	Holder Account Number	# of Shares
H C Crown, LLC	AC # C-191	284,817,085
H C Crown, LLC	AC # C-248	68,431
Hallmark Cards GmbH	AC # C-663	40,000,000

	Total Shares	324,885,516